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                                                                     Exhibit 3.1

                             AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                      OF
                                 WAM!NET INC.

                                  ARTICLE 1.

                                     NAME

     The name of the corporation is WAM!NET Inc., which shall be referred to in these Articles of Incorporation as the "Corporation."

                                  ARTICLE 2.

                               REGISTERED OFFICE

     The address of the registered office of the Corporation in Minnesota is 6100 West 110th Street, Minneapolis, Minnesota 55438

                                  ARTICLE 3.

                                   DURATION

     The duration of the Corporation shall be perpetual.

                                  ARTICLE 4.

                                    PURPOSE

     The Corporation is organized for general business purposes.

                                  ARTICLE 5.

                                    POWERS

     The Corporation shall have the unlimited power to engage in and to do any act necessary or incidental to the carrying out of its purposes, together with the power to do or perform any acts consistent with or which may be implied from the powers expressly conferred upon corporations by Minnesota Statutes, Chapter 302A.

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                                  ARTICLE 6.

                                     STOCK

     6.1)  Capitalization. The aggregate number of shares of stock that the
           --------------
Corporation has authority to issue shall be one hundred million (100,000,000) shares, which shall consist of (a) ninety million (90,000,000) shares of common stock, with a par value of One Cent ($.01) per share ("Common Stock"); (b) one hundred thousand (100,000) shares of Class A preferred stock ("Class A Preferred Stock"); and (c) nine million nine hundred thousand (9,900,000) shares of undesignated stock. The Board of Directors of the Corporation is authorized to establish from the undesignated stock, by resolution adopted and filed in the manner provided by law, one or more classes or series of shares, to designate each such class or series (which may include but is not limited to designation as additional Common Stock), and to fix the relative rights and preferences of each such class or series.

     6.2)  Class A Preferred Stock. The express terms and provisions of the
           -----------------------
shares classified and designated as Class A Preferred Shares are as follows:

     (a)   Designation and Amount. Each share of Class A Preferred Stock shall
           ----------------------
     have a par value of Ten Dollars ($10.00) per share. The number of shares of Class A Preferred Stock may be increased or decreased by resolution of the Board of Directors; provided, that, no decrease shall reduce the number of shares of Class A Preferred Stock to a number less than the number of shares then outstanding, plus the number of shares of Class A Preferred Stock, if any, reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Company convertible into Class A Preferred Stock.

     (b)   Dividends and Distributions.
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           (1)  The holders of shares of Class A Preferred Stock, in preference to the holders of Common Stock of the Company, shall be entitled to receive, when, as and if declared by the Board of Directors of the Company (the "Directors"), a dividend (the "Quarterly Dividend") in the amount of Seventeen and One-half Cents ($.175) per share payable out of the net earnings of the Company constituting funds legally available for the purpose. The Quarterly Dividend shall begin to accrue on January 1, 1997, and shall be payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Class A Preferred Stock. If the net earnings in any year are not sufficient to pay the Quarterly Dividend, either in whole or in part, then any unpaid portion of such dividend will become a charge against the net earnings of the Company, and will be paid in full out of the net earnings of the Company in subsequent years before any dividends are

                                      2.
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          paid on the Common Stock of the Company in those years. No dividends will be paid or set apart for payment on the Common Stock, no distribution will be made on the Common Stock, and no shares of Common Stock will be redeemed, retired or otherwise acquired for valuable consideration unless all theretofore unpaid Quarterly Dividends have been declared, and the Company has paid those dividends or has set aside a sum sufficient to pay them.

     (2) Dividends shall begin to accrue and accumulate on outstanding shares of Class A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Class A Preferred Stock entitled to receive Quarterly Dividends and before such Quarterly Dividend Payment Date, in either of which events such Quarterly Dividends shall begin to accrue and accumulate from such Quarterly Dividend Payment Date. Accrued but unpaid Quarterly Dividends shall not bear interest. Dividends paid on the shares of Class A Preferred Stock in an amount less than the total amount of Quarterly Dividends then accrued and payable shall be allocated pro rata on a share-by-share basis among all such shares of Class A Preferred Stock then outstanding. The Directors may fix a record date for the determination of holders of shares of Class A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than sixty (60) days prior to the date fixed for the payment thereof.

(c)  Voting Rights.  The holders of shares of Class A Preferred Stock shall have
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the following voting rights:


     (1) Each share of Class A Preferred Stock shall entitle the holder thereof to one (1) vote for each share of Class A Preferred Stock standing in the name of the holder on the books of the Company. The holders of Class A Preferred Stock, voting separately as a class, shall be entitled to elect a majority of the Directors. The right to elect Directors may be exercised at any annual meeting of the stockholders of the Company, at any special meeting held in place of an annual meeting, or at a special meeting called to elect directors. The right to elect directors shall continue until December 31, 1999, and then expire. The directors elected by the Class A Preferred Stock shall serve until the next annual or special meeting of the stockholders of the Company and until their respective successors have been elected by the holders of Class A Preferred Stock and have been qualified. The term of office of any person elected as a director by the holders of Class A Preferred Stock shall terminate on December 31, 1999.

                                       3.


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          The vacancies created thereby may be filled by resolution of the remaining Directors who shall have been elected by a vote of the holders of the Common Stock of the Company. If the office of a director elected by the holders of Class A Preferred Stock is vacant prior to December 31, 1999, due to resignation, removal or death, the vacancy shall be filled by the majority vote of the directors then in office, even if less than a quorum, upon the recommendation of the remaining director or directors who were elected by the holders of the Class A Preferred Stock. If the office of a director who was elected by the holders of Common Stock is vacant prior to December 31, 1999, due to resignation, removal or death, the vacancy shall be filled by the majority vote of the directors then in office, even if less than a quorum, upon the recommendation of the remaining director or directors who were elected by the holders of the Common Stock. If the vacancy is not so filled within forty (40) days after the creation of the vacancy, a special meeting of the holders of Preferred Stock and/or Common Stock shall be called and the vacancy or vacancies shall be filled at that meeting.

     (2) In addition to the right to elect a majority of the Directors as provided in Section 6.2(c)(1), the holder of each share of Class A Preferred Stock shall be entitled to one (1) vote, voting together with the holders of Common Stock as a single class, on all matters, excluding the election of Directors, submitted to the vote of shareholders of the Company.

     (3) Except as otherwise provided in Section 6.2(c) or in Section 6.2(j) hereof, or in any Certificate of Designations creating another class or series of preferred stock, or in any similar stock of the Company hereafter created, or by law, the holders of shares of Class A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Company having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Company.

     (4) Except as expressly set forth herein, or as otherwise provided by law, holders of Class A Preferred Stock shall have no special voting rights and their consent, as a separate class, shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

(d)  Certain Restrictions
     --------------------

     (1) Whenever Quarterly Dividends or distributions payable on Class A Preferred Stock as provided in Section 6.2(b) are in arrears, thereafter and until all accrued and unpaid Quarterly Dividends and distributions, whether or not declared, on shares of Class A Preferred Stock outstanding shall have been paid in full, the Company shall not, without the express

                                      4.


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          affirmative unanimous approval of the Directors elected by holders of the Class A Preferred Stock:

          a. declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Class A Preferred Stock;

          b. declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Class A Preferred Stock, except dividends paid ratably on the Class A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

          c. redeem or purchase or otherwise acquire for consideration shares of any stock of the Company ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Class A Preferred Stock, provided that the Company may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Company ranking junior (as to dividends and upon dissolution, liquidation and winding up) to the Class A Preferred Stock; or

          d. redeem or purchase or otherwise acquire for consideration any shares of Class A Preferred Stock, or any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Class A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

     (2) The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of stock of the Company unless the Company could, under Section 6.2(d)(1), purchase or otherwise acquire such shares at such time and in such manner.

(e)  Liquidation, Dissolution or Winding Up. Upon any voluntary or involuntary
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liquidation, dissolution or winding up of the affairs of the Company, no distribution shall be made (a) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Class A Preferred Stock, or (b) to the

                                      5.

holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Class A Preferred Stock unless each holder of Class A Preferred Stock has received in cash out of the assets of the Company, whether from capital or earnings, available for distribution to the shareholders of the Company, before any amount is paid to the holders of Common Stock, the sum of Ten Dollars ($10.00) per share for each share of Class A Preferred Stock held by the holder, plus an amount equal to the sum of all accumulated and unpaid dividends to the date affixed for the payment of the distribution on the shares of Class A Preferred Stock held by the holder. The sale or transfer by the Company of all or substantially all of its assets shall not, for the purposes of determining preferences and liquidation, be deemed to be a liquidation, dissolution or winding up of the Company.

(f)  Preemptive Rights. No holder of any shares of Class A Preferred Stock shall
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be entitled as such, as a matter of right, to subscribe for, purchase or receive any part of any class whatsoever, or of securities convertible into or exchangeable for any stock or any class whatsoever, whether now or hereafter authorized or whether issued for cash or other consideration or by way of a dividend.

(g)  Mandatory Redemption. Unless earlier redeemed or acquired in whole or in
     --------------------
part by the Company with the consent of the holder, the shares of Class A Preferred Stock that remain issued and outstanding shall expire and and shall be automatically redeemed on December 31, 1999, at par value, plus an amount equal to all accumulated and unpaid dividends, if any, due with respect to the Class A Preferred Stock (collectively, the "Redemption Price"). Redemption shall be in cash out of any funds legally available for the redemption of the Class A Preferred Stock.

(h)  Rank. The Class A Preferred Stock shall rank, with respect to the payment
     ----
of dividends and the distribution of assets, senior to all other classes and series of preferred stock.

(i)  Reacquired Shares. Any shares of Class A Preferred Stock purchased or
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otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of undesignated stock and may be reissued subject to the conditions and restrictions on issuance in the Articles of Incorporation, or in any other Certificate or Designations creating another class or series of stock or as otherwise required by law.

(j)  Amendment. If any proposed amendment to these Articles of Incorporation
     ---------
would alter or change the preferences, special rights or powers given to the Class A Preferred Stock so as to affect the Class A Preferred Stock adversely, or would authorize the issuance of a class or classes of stock having preferences or rights with respect to dividends or dissolution or the distribution of assets that would be superior to the preferences or rights of the Class A Preferred Stock, then the holders of the Class A Preferred Stock shall be entitled to vote as a series upon such amendment, and the

                                      6.
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     affirmative vote of two-thirds of the outstanding shares of Class A
     Preferred Stock shall be necessary to the adoption thereof, in addition to such other vote as may be required by law.

     6.3) Preemptive Rights. Shareholders shall not have any preemptive or
          -----------------
preferential rights for or to shares of this Corporation, whether now or hereafter authorized, or to any obligations convertible into shares of this Corporation, or to any options, warrants or other right to acquire shares of this Corporation, or to any subscription or right of subscription therefor, except such, if any, as the Board of Directors in its sole discretion may determine from time to time, and at such price or terms as the Board of Directors may fix. The Board of Directors may, at any time and from time to time, issue and sell for such consideration as may be permitted by law and these Articles of Incorporation, any or all of the authorized shares of the Corporation not then issued and any and all of any stock of any class or series that may hereafter be authorized.

     6.4) Issuance of Shares. Subject to this Article 6, the Board of Directors
          ------------------
may issue any or all shares of the Corporation authorized by these Articles and not already issued, including any shares previously issued and reacquired by the Corporation. Upon approval by the Board of Directors, shares may be issued (i) for any consideration determined appropriate by the Board of Directors, or (ii) for no consideration in order to effectuate share conversions, dividends or splits, including reverse splits. The Board of Directors shall determine the value of non-monetary consideration received for shares.

     6.5) Issuance of Rights to Acquire Shares. Subject to Section 6.4, the
          ------------------------------------
Board of Directors may issue rights to purchase shares of the Corporation, and shall fix the terms, provisions and conditions of such rights to purchase, including the conversion basis and the price at which shares may be purchased or subscribed for. Shares to be issuable upon the exercise of all outstanding rights to purchase, including such rights to be issued, must be authorized by these Articles and not already issued.

                                  ARTICLE 7.

                                 SHAREHOLDERS

     All shareholder actions shall require an affirmative vote of the holders of a majority of the voting power of the shares represented and entitled to vote at a duly held meeting, except where the law requires a vote with respect to all outstanding shares of the Corporation, in which case the affirmative vote of a majority of the shares entitled to vote (by class or series if more than one class or series of shares is outstanding and entitled to vote separately as a class or series on such matter) shall be sufficient to authorize the action.

                                  ARTICLE 8.

                             NON-CUMULATIVE VOTING

     Unless otherwise provided in these Articles or in a Certificate of Designation, cumulative voting for directors shall not be permitted.

                                      7.

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                                  ARTICLE 9.

                                  DIRECTORS

     9.1)  Power; Voting.  The Board of Directors shall have the power and
           -------------
authority to take any action required or permitted by law or by these Articles. The Board of Directors shall take action by the affirmative vote of a majority of directors present at a duly held meeting, except where law requires the affirmative vote of a larger proportion or number.

     9.2)  Written Action.  Any action required or permitted to be taken at a
           --------------
board meeting may be taken by written action signed by a majority of directors. If the action must also be approved by the shareholders, then the action must be taken by written action of all the directors.

     9.3)  Indemnification.  A director of the Corporation shall not be
           ---------------
personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for (i) liability based on a breach of the duty of loyalty to the Corporation or the shareholders (ii) liability for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) liability under Minnesota Statutes Section 302A.559 or 80A.23; or (iv) liability for any transaction from which the director derived an improper personal benefit. If Chapter 302A, the Minnesota Business Corporation Act, is hereafter amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Chapter 302A, the Minnesota Business Corporation Act. Any repeal or modification of this Section 9.3 by the shareholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation at the time of such repeal or modification.


                                  ARTICLE 10.

                                    BYLAWS

     The Board of Directors may adopt bylaws which may contain any provision relating to the management of the business or the regulation of the affairs of the Corporation not inconsistent with law or these Articles of Incorporation. The power to adopt, amend or repeal the bylaws shall be vested in the Board of Directors.

                                      8.